Exhibit 10.1

March 16, 2017	Page 1 of 5
Dominick M. DiPaolo

To: Dominick M. DiPaolo

44 Ridgedale Avenue

Morristown, NJ 07960

Re:	Offer of Employment

Dear Dominick:

The specifics of your offer of employment with Matinas BioPharma Holdings, Inc. (hereinafter referred to as “Matinas” or the “Company”) are outlined below:

Start Date.

Subject to the terms of this letter, your employment with Matinas will commence on or about April 1, 2017.

Title; Reporting; Policies; Time: SVP Quality & Regulatory Compliance

You shall perform such duties and services as are assigned to you by the Company. You shall report directly to the Chief Executive Officer. You acknowledge that your prospective employment will be subject to all policies and practices of the Company as may currently exist or as may be curtailed, modified or implemented from time to time. Further, you shall devote your full time and attention to the affairs of the Company and to your duties therein.

Location.

Your principal place of business for the performance of your duties under this Agreement shall be at the principal executive office of the Company. Notwithstanding the foregoing, you shall be required to travel as necessary to perform your duties hereunder.

Base Salary:

Your beginning annual base salary shall be at an annualized rate of $250,000 per year, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time.

Matinas BioPharma Holdings, Inc.

1545 Route 206, Suite 302   •   Bedminster, NJ 07921   •   USA

www.matinasbiopharma.com

March 16, 2017	Page 2 of 5
Dominick M. DiPaolo

Annual Incentive (Bonus):

For each calendar year ending during your employment with the Company (beginning with the calendar year ending December 31, 2017, which year shall be prorated), you shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to thirty percent (30%) of your Base Salary earned by you for such calendar year (the “Target Annual Bonus”) which may be awarded (or not awarded) in the discretion of the Company’s Board of Directors (the “Board”). The actual amount of each Annual Bonus, if any, will be based upon the level of achievement of the Company’s corporate objectives and your individual objectives, in each case, as established by the Board or the Compensation Committee (taking into account the input of the Chief Executive Officer with respect to the establishment of your individual objectives) for the calendar year with respect to which such Annual Bonus relates. The determination of the level of achievement of the corporate objectives and your individual performance objectives for a year shall be made by the Board or the Compensation Committee (taking into account the input of the Chief Executive Officer with respect to the level of achievement of your individual objectives), in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned and awarded, will be paid in a lump sum in the following calendar year, within the first 75 days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for you to receive an Annual Bonus, you must be actively employed by the Company at the time of such payment.

Equity Compensation

The Company will recommend to the Compensation Committee at its next regularly scheduled meeting following the commencement of your employment, subject to the terms and conditions of this letter, a grant to you of options to purchase up to 350,000 shares of the Company’s common stock pursuant to the Company’s 2013 Equity Compensation Plan, as amended and restated (the “2013 Plan”), on the terms and conditions determined by the Compensation Committee and as shall be set forth in a separate Option Award Agreement to be entered into between you and the Company following the commencement of your employment. Further, during your employment with the Company, subject to the terms and conditions established within the 2013 Plan or any successor equity compensation plan as may be in place from time to time and separate Award Agreements (as defined in the 2013 Plan), you also may be eligible to receive from time to time additional Stock Options, Stock Unit Awards, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and/or Other Stock-Based Awards (as such capitalized terms are defined in the 2013 Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

Benefits:

You shall be entitled to participate in all employee benefit plans and programs (excluding severance plans, if any) generally made available by the Company to senior executives of the Company, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion.

Matinas BioPharma Holdings, Inc.

1545 Route 206, Suite 302   •   Bedminster, NJ 07921   •   USA

www.matinasbiopharma.com

March 16, 2017	Page 3 of 5
Dominick M. DiPaolo

Paid Vacation:

You shall be entitled to paid vacation days in accordance with the Company’s vacation policies in effect from time to time for its executive team.

Employment At Will:

In accepting this offer you understand and agree that your employment with the Company is “at will.” As such, you agree that either you or Matinas may end the employment relationship at any time, with or without notice and with or without cause.

Notwithstanding the foregoing, in the event the Company terminates your employment without Cause (as defined in the 2013 Plan), it shall provide you with written notice and upon such termination, you will be entitled to payments equal to eight (8) months of your then-current base salary as severance. Such severance will be payable in equal installments bi-monthly accordance with the Company’s regular payroll practices, commencing on the first regular payroll date on or following the 60th day after the date of termination of your employment, subject to your execution, delivery and non-revocation, and the effectiveness by such time of a general release in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. Notwithstanding the foregoing, if you breach the Company’s Nondisclosure and Invention Assignment Agreement, the Company’s obligations to provide the severance payments will immediately cease.

By signing below, you understand and acknowledge that except for this letter, there is not and shall not be any written contract between you and the Company concerning this offer of employment or your prospective employment, and that this letter is not intended to be and is not a contract of employment guaranteeing employment for any definite or specific term or duration.

This offer is contingent upon your satisfying a background check acceptable to the Company. In addition, this offer is also subject to your execution of Matinas’ Nondisclosure and Invention Assignment Agreement, a copy of which is enclosed herein.

Other Conditions and Obligations:

You acknowledge that you are not subject to any currently effective employment contract, or any other contractual or other binding obligations pursuant to which your employment or employment activities with or on behalf of the Company may be subject to any restrictions. Restrictions include, without limitation, any agreements or other obligations or documents relating to non-competition, confidentiality, trade secrets, proprietary information or works for hire.

Matinas BioPharma Holdings, Inc.

1545 Route 206, Suite 302   •   Bedminster, NJ 07921   •   USA

www.matinasbiopharma.com

March 16, 2017	Page 4 of 5
Dominick M. DiPaolo

Section 409A. This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this letter shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this letter shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. You acknowledge that, while the parties endeavor to have this letter comply with the requirements of Section 409A, any tax liability incurred by you under Section 409A is solely your responsibility.

Governing Law: This letter shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

Integrated Agreement:

This offer letter, together with your Nondisclosure and Invention Assignment Agreement represents the sole and complete understanding between you and the Company relating to the terms of your employment and there are no other written or oral agreements, understandings or representations relating to this offer of employment. The terms of your employment, including the at-will nature of the employment, may be amended only through a written instrument signed by you and the Company.

By signing and returning this letter, you confirm that this letter accurately sets forth the current understanding between you and the Company and that you accept and agree to the terms as outlined.

[Signature Page Follows]

Matinas BioPharma Holdings, Inc.

1545 Route 206, Suite 302   •   Bedminster, NJ 07921   •   USA

www.matinasbiopharma.com

March 16, 2017	Page 5 of 5
Dominick M. DiPaolo

Very truly yours,

MATINAS BIOPHARMA HOLDINGS, INC.

/s/ Roelof Rongen
By: Roelof Rongen
Title: Chief Executive Officer

cc:	Personnel File

ACCEPTED AND AGREED TO:

/s/ Dominick DiPaolo
Dominick DiPaolo	Date

Matinas BioPharma Holdings, Inc.

1545 Route 206, Suite 302   •   Bedminster, NJ 07921   •   USA

www.matinasbiopharma.com